Exhibit 10.1
EXECUTION VERSION
August 27, 2026
Michael Grasher
Via e-mail
Dear Michael,
We are pleased to confirm our offer of employment to you with Teladoc Health, Inc. (“Teladoc Health”) for the position of Chief Financial Officer. Your start date will be August 31, 2026. You will report to the Chief Executive Officer of Teladoc Health (the “CEO”). Your work location will be from your home in [**], with periodic travel as needed.
1.    Compensation. In this position, you will be eligible to receive the compensation and benefits set forth on Exhibit A attached hereto, which (if applicable) will be payable in accordance with Teladoc Health’s customary payroll practices, and subject to applicable tax withholdings and other payroll deductions.
2.    Standard Benefits. In addition to any other benefits set forth on Exhibit A, while you are employed with Teladoc Health, you will be eligible to receive the benefits it makes generally available to its U.S. employees from time to time, including, without limitation, medical and disability coverage and participation in Teladoc Health’s 401(k) savings plan. (See specific plans for detailed eligibility requirements and coverage; all benefits are subject to periodic changes and to any applicable initial waiting period.) This currently includes Teladoc Health’s Flexible Time Off Plan. You will not accrue paid time off; however, you will be eligible to receive at least the minimum amount required by applicable law. Teladoc Health may require, in its sole and absolute discretion, that you take Flexible Time Off at a time and for a duration specified by Teladoc Health.
3.    Employment Relationship and Severance. This offer, and the employment relationship resulting from its acceptance by you, is contingent upon each of the parties’ (i) execution of Teladoc Health’s Employee Confidentiality and Proprietary Rights Agreement (the “Confidentiality Agreement”) to be provided separately and (ii) Teladoc Health’s Employment Agreement to be provided separately (the “Employment Agreement”). You acknowledge and agree that your employment relationship with Teladoc Health will be considered “employment at will” and, consequently, your employment may be terminated by either you or Teladoc Health at any time and for any reason. In the event of your voluntary resignation, Teladoc Health requests that you provide two (2) weeks’ written notice to Teladoc Health.
4.    Governance Policies.  During and, to the extent required by applicable law, regulation or exchange listing requirement, you acknowledge and agree that shall be subject to all of Teladoc Health’s corporate governance and executive compensation policies in effect from time to time, including any stock ownership guidelines and Teladoc Health’s executive compensation recovery policy.
5.    No Conflicting Obligations. By accepting this offer, you represent and warrant that your employment by Teladoc Health as described herein will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship. You further represent that you have no other agreements, relationships or commitments to any other person or entity that conflict with your obligations to Teladoc Health under this offer letter or your ability to become employed and perform the services for which you are being hired by Teladoc Health. You further agree not to make use of any confidential or proprietary information of any other person or entity. You represent to Teladoc Health that you have returned to your previous employer(s) all confidential information and property associated with any former employer’s business. You covenant and agree that, at all times during your employment, you shall devote your full business time and efforts to your duties as an employee of Teladoc Health and that you will not, without the prior consent of the CEO, directly or indirectly, engage or participate in any other business or professional activities during such employment, other than non-conflicting personal investments managed on your personal time and activities for non-profit institutions, provided that such activities do not interfere or conflict with your obligations hereunder.
6.    Choice of Law and Venue. You acknowledge and agree that this offer letter shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of New York without giving effect to any choice of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York. You further consent to the exclusive jurisdiction and venue of the state and federal district courts sitting in New York County, New York, for any and all disputes arising out of or relating to this offer letter.
We believe that Teladoc Health has tremendous potential and is a company that will provide great opportunities for its employees for personal growth, challenging work and financial rewards. We hope that the experience and skill set that you bring to Teladoc Health will make a significant contribution towards the future success of Teladoc Health.
If you wish to accept this position, please sign below and return this letter agreement along with the Acknowledgment of Conditions of Employment to Adam Vandervoort, Chief Legal Officer, by no later than 5 pm Eastern on August 28, 2026. The offer represented hereby is open for you to accept until such date, at which time it will be deemed to be withdrawn. Your signature below also serves to confirm that you are not a party to any other agreement that would prevent you from joining Teladoc Health as an employee in accordance with the terms set forth in this letter. You understand and agree that no amendment to this offer letter shall be valid unless in writing and signed by both you and the applicable authorized representative for Teladoc Health.

Should you have any questions regarding this letter, our offer of employment or anything else, please do not hesitate to contact me. We are very excited to have you join the team, and we look forward to working with you.
Sincerely yours,

/s/ Chuck Divita, III__________________
Chuck Divita, III, Chief Executive Officer

I hereby accept Teladoc Health’s offer of employment on the terms set forth above and, furthermore, I hereby agree to, and intend to be legally bound by, the restrictive covenants and other provisions in this offer letter and the other agreements referenced herein.

/s/ Michael Grasher_______________
By: Michael Grasher
8/27/2026_______________________
Date:

ACKNOWLEDGMENT OF CONDITIONS OF EMPLOYMENT
Instructions: Please read the contents of this ACKNOWLEDGMENT carefully. Your offer of employment is contingent upon your acceptance of the conditions of employment described below. If you accept these conditions, please sign in the space provided at the bottom of this form, and return with your signed offer letter.
1.    I acknowledge that the statement of an annual salary in the offer letter is for convenience of computation only and does not imply a guarantee of employment for any specific period, and that as indicated in Teladoc Health’s employment application and in the offer letter, all employment with Teladoc Health is at will.
2.    Proof of legal authorization to work in the United States is required by law. In that regard, upon reporting to work, I will produce certain documents as provided in the “Lists of Acceptable Documents” to be provided, which establish my identity and work eligibility (please bring the documents with you on your first day of employment.)
3.    I have represented to Teladoc Health that I am under no contractual obligation, restrictive covenant or other restriction with a prior employer which would prevent me from working for Teladoc Health or carrying out my responsibilities for Teladoc Health, or which is in any way inconsistent with the terms of this letter. To the extent there is any document that I feel might restrict my ability to perform the terms and conditions outlined herein, I will disclose those to Teladoc Health prior to my acceptance of this offer. I also understand and agree that I shall not bring, use or disclose any information that could be deemed to be confidential or proprietary by my former employer or that would constitute a trade secret under applicable law. I shall also immediately return to my prior employer any of my prior employer’s property currently in my possession and refrain from bringing any such property onto Teladoc Health’s premises.
4.    I agree that in the event I voluntarily terminate employment without Good Reason within twelve months of my start date, to reimburse Teladoc Health for any outstanding monies owed Teladoc Health that have not been repaid by the time employment is terminated. I further authorize Teladoc Health, to the extent permitted by law, to deduct and offset any payments, including but not limited to payments for wages, bonuses, or expenses, otherwise owed to me upon termination of employment. If these deductions are insufficient, I agree to reimburse Teladoc Health for the balance.

I accept the conditions of employment described above:

/s/ Michael Grasher_______________
By: Michael Grasher
8/27/2026_______________________
Date:

CONFIDENTIAL
NON-BINDING EMPLOYMENT TERMS SUMMARY

Michael Grasher
Non-Binding Terms Summary

Component	Terms
Expected Start Date	August 31, 2026
Title and Position	Chief Financial Officer (CFO)
Base Salary	$550,000
Target Bonus
Target of 85% of base salary, with the actual amount payable between zero and a maximum determined by the Compensation Committee of the Board of Directors (the “Committee”) each year (current maximum is 200% of target), based on performance metrics determined by the Compensation Committee. Eligibility begins with respect to 2027 (payable in early 2028).

Signing Bonus
$500,000, subject to pro rata (based on a 365-day year), after-tax claw-back to Teladoc Health if resign without Good Reason or is terminated by Teladoc Health for Cause during first twelve months following start date. This bonus will be paid at start date.

Benefits and Fees	Standard benefits, plus reimbursement of attorney’s fees and expenses incurred in connection with evaluating Teladoc Health’s offer of employment in aggregate amount not to exceed $25,000.

Inducement Equity Grant
Equity award granted on or about the first of the month following the start date totaling $3,000,000 (with the number of target shares determined by dividing such target value by a reference price equal to the closing price of the Company’s common stock on the grant date, rounded down to the nearest whole number of shares), consisting of:
•Award of restricted stock units (RSUs) of $1,500,000 (number of shares based on the above reference price), vesting over three years using Teladoc Health’s standard vesting schedule, with vesting modified at twelve months to sync subsequent vesting to that of the March 2026 grants made generally; and
•Award of performance stock units (PSUs) of $1,500,000 at target (number of shares based on the above reference price), with performance parameters and other terms as determined by the Committee, with vesting as immediately above measured from time of grant.
To be granted as inducement equity awards under NYSE rules and subject to the terms and conditions of the Company’s 2023 Employment Inducement Incentive Award Plan.
At the time of the grant, the shares underlying the inducement awards will be registered with the SEC on a Form S-8 registration statement.

Annual Equity Grants
Eligible for annual equity grants starting in 2027, expected to be composed of 50% RSUs and 50% PSUs and targeted at the 50th percentile of the Company’s then-applicable peer group, all subject to sole and absolute discretion of the Compensation Committee. Annual grants will be made under the Company’s 2023 Incentive Award Plan (or any successor plan). For reference, such award would have a $2.7 million target value, using Teladoc Health’s current peer group.

Indemnification	Parties to enter into the Teladoc Health’s standard form of indemnification agreement.

Severance Eligibility
Qualifying Termination (termination without Cause or resignation for Good Reason):
•12 months’ base salary, payable over 12 months;
•Pro rata bonus in respect of year of termination, payable when bonuses in respect of such year are paid in the ordinary course, with any individual performance goals assumed achieved at target;
•Up to 12 months’ health benefit continuation or payment; and
•Vesting of time-based awards that would have been earned and vested within 12 months of termination, and continued eligibility to vest in awards subject to performance-based conditions if and to the extent such performance conditions are satisfied, and the vesting date would have otherwise occurred, during that 12-month period.
Change in Control Qualifying Termination (within 12 months following a Change in Control or within 3 mos. prior to a Change in Control):
•18 months’ base salary, payable over 18 months;
•Lump-sum payment of then-applicable cash target bonus;
•Pro-rated bonus for the year of termination;
•Up to 18 months’ health benefit continuation or payment; and
•Double-trigger vesting of all outstanding equity awards (subject to performance conditions for performance awards).
The above severance benefits will be contingent on the individual’s execution and non-revocation of a reasonable and customary general release of claims, as well as complying with restrictive covenants.
The executive employment agreement will contain market standard definitions of Cause and Good Reason, including that material breach of such agreement (or any other material agreement between the parties) by employer would constitute Good Reason as would any change in reporting other than to Teladoc Health’s CEO or directly to its board of directors.

Other
Subject to representations that the individual is not subject to a prior employer’s restrictive covenants that would prevent him from commencing employment, as well as signing the company’s standard executive covenants, including:
•12 month non-competition and non-solicitation covenants; and
•Perpetual mutual non-disparagement, confidentiality and proprietary information covenants.
•The foregoing notwithstanding, the definition of prohibited competition will not include a role with a company that is only incidentally offering virtual care competitive with Teladoc Health, provided that subsequent role is not principally focused on such competitive activity.